Exhibit 5.1

July 31, 2025

Houston American Energy Corp.

801 Travis Street, Suite 1425

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Houston American Energy Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (as amended from time to time, the “Registration Statement”) filed on July 31, 2025 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the issuance and sale of up to 1,597,590 newly issued shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issuable to 3i, LP (the “Investor”) pursuant to that certain senior secured convertible note, dated as of July 10, 2025 (the “Note”), issued by the Company to the Investor.

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) that certain securities purchase agreement, dated as of July 10, 2025, between the Company and the Investor (the “Purchase Agreement”) and all exhibits and schedules attached thereto, and all documentation provided by the Company in connection therewith, (iii) the Note, (iv) that certain registration rights agreement (the “Registration Rights Agreement”), dated July 10, 2025, by and between the Company and the Investor, (v) the resolutions of the board of directors of the Company as provided to us by the Company as related to the approval of the Purchase Agreement and the Note and authorization of the Company to execute, deliver, and perform its obligations under the Purchase Agreement and the Note and such other matters as relevant, (vi) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and (vii) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Investor. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action by the Company, and such Shares, when issued and delivered against payment therefor pursuant to the terms of the Note, and when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP